Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2021 RESULTS,
ANNOUNCES $0.19 PER SHARE DIVIDEND

●	Revenues of $1.316 billion, net income of $58.0 million
●	Earnings per diluted share of $1.00
●	Absorption ratio 129.1%
●	Strong financial results due largely to economic recovery; supply chain issues continue to impact aftermarket sales and new truck availability
●	Board declares cash dividend of $0.19 per share of Class A and Class B common stock, increasing dividend by 5.6% over prior quarterly dividend

SAN ANTONIO, Texas, July 20, 2021 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2021, the Company achieved revenues of $1.316 billion and net income of $58.0 million, or $1.00 per diluted share, compared with revenues of $1.003 billion and net income of $16.8 million, or $0.30 per diluted share, in the quarter ended June 30, 2020. Additionally, the Company’s Board of Directors declared a cash dividend of $0.19 per share of Class A and Class B Common Stock, to be paid on September 10, 2021, to all shareholders of record as of August 10, 2021.

“We are proud of our team for achieving impressive financial results in the second quarter, which were largely driven by the continued nationwide economic recovery and widespread activity throughout most market segments we support,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “In addition to healthy demand for new and used trucks and aftermarket products and services resulting from the continued economic recovery, our continued focus on expense management also contributed to our strong results this quarter,” he added.

“Right now, component supply chain issues are the biggest concern in our industry, as they are directly affecting new truck production, with the timing of some new truck deliveries now stretching well into 2022. However, demand remains strong, and manufacturers plan to increase production as component parts become more readily available. Industry-wide aftermarket sales have also been impacted by supply constraints, but we believe our parts inventory management has mitigated those impacts on our business and we expect our aftermarket sales will continue to improve throughout 2021.” said Rush.

“Our Board of Directors approved a $0.01 increase in our quarterly cash dividend, our fourth increase since we announced our intent to begin paying a quarterly cash dividend in July 2018 as part of our capital allocation strategy. This dividend increase represents a 5.6% increase over the first quarter of 2021 dividend and is further evidence of our intent to increase the dividend on an annual basis, although future declarations of dividends are subject to approval by the Company’s Board of Directors and may be adjusted as business needs or market conditions change,” explained Rush.

“We believe our financial results will be strong for the remainder of 2021 as we continue to navigate this unusual market marked by both unprecedented supply constraints and strong customer demand. We will continue to manage expenses company-wide, while we continue adding personnel to meet market demand,” Rush said.

“It is important that I recognize our employees for their steadfast commitment to our company and support of our customers, which allowed us to have such a great quarter,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 62% of the Company’s total gross profit in the second quarter of 2021, with parts, service and collision center revenues reaching $445.5 million. The Company achieved a quarterly absorption ratio of 129.1% in the second quarter of 2021, compared to 110.2% in the second quarter of 2020.

“Our parts and services revenues were up 18% in the second quarter of 2021 compared to the same quarter last year, which we attribute to the overall recovery of the national economy,” said Rush. “Our parts sales are back to pre-pandemic levels, with healthy activity in a variety of market segments, especially leasing, refuse and over-the-road customers and from independent service centers. However, parts sales are beginning to be impacted by supplier constraints. To date, we have been able to mitigate most of the impact of supplier constraints with the size of our parts inventory at our nationwide dealership network. Service revenues are improving at a slower pace, which is due in part to staffing issues common in the industry, along with supply chain issues. We are actively hiring parts personnel and service technicians throughout our network and remain focused on promoting our Xpress Services preventive and contract maintenance offerings, which enable us to bring in business and build long-term relationships with new customers,” Rush said.

“As we look ahead, supply constraints are expected to continue to negatively impact the industry through 2021. Our parts management technologies help us adjust to current market dynamics and effectively manage our nationwide parts inventory. Further, we are piloting “final mile” route optimization software to improve efficiency in our parts deliveries. With the economy expected to remain strong, we believe our aftermarket revenues will continue to increase for the remainder of 2021,” said Rush.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 58,844 units in the second quarter of 2021, up 63.3% over the second quarter last year, according to ACT Research. The Company sold 2,954 new Class 8 trucks in the second quarter, an increase of 58.3% compared to the second quarter of 2020, which accounted for 5.0% of the new U.S. Class 8 truck market.

“In the second quarter, our new Class 8 truck sales were up significantly compared to the second quarter of 2020, due to healthy activity from a wide variety of market segments, including vocational, construction and over-the-road customers as well as strong sales of stock trucks. Our results were again driven by the continued economic recovery and strong freight rates throughout the country,” said Rush.

“As we look ahead, component supply issues will likely continue to impact new Class 8 truck production through the third quarter or longer, pushing out the delivery dates for new trucks and contributing to a historically high backlog. Depending on our manufacturers’ ability to ramp up production capacities, we believe our third quarter new Class 8 truck sales will be consistent with our second quarter results and expect new Class 8 truck sales will accelerate later this year and into 2022,” Rush said.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 63,426 units in the second quarter of 2021, up 26.1% over the second quarter last year, according to ACT Research.  The Company sold 2,825 new Class 4-7 medium-duty commercial vehicles in the second quarter of 2021, an increase of 21.1% compared to the second quarter of 2020, representing 4.5% of the U.S. Class 4-7 commercial vehicle market.

“In the second quarter, our Class 4-7 new commercial truck sales were up significantly year-over-year, largely due to the nation’s overall economic strength, as well as increased activity from our lease and rental and food service customers who continue to recover from the effects of the pandemic. However, component supply chain issues also continue to cause production shutdowns for some of the medium-duty manufacturers we represent. Looking ahead, we believe Class 4-7 truck production capabilities will not improve as quickly as Class 8 truck manufacturing, which will negatively impact Class 4-7 truck sales in the third quarter. That said, demand is strong, and we are well positioned to take advantage of every sales opportunity,” Rush said.

The Company sold 2,094 used commercial trucks in the second quarter of 2021, an increase of 18.4% over the second quarter of 2020.

“Used truck sales continued to be exceptionally strong across all market segments in the second quarter, driven primarily by the limited availability of new Class 8 trucks. Used truck values remain historically high as well, though we expect some softening may occur later this year if new truck production increases. While it is becoming more challenging to maintain a desirable supply of used trucks, we believe used truck demand will remain healthy, and our third quarter sales will be on pace with our second quarter results,” said Rush.

Strategic Growth and Expanded Customer Support Through Joint Venture with Cummins, Inc.

In June, Cummins Inc. and Rush Enterprises, Inc. signed a Letter of Intent for Cummins to acquire a 50% equity interest in Momentum Fuel Technologies. The joint venture will produce Cummins-branded natural gas fuel delivery systems for the commercial vehicle market in North America and offer aftermarket support through Rush Truck Centers dealerships and Cummins distributors, which will be able to service both the engine and the fuel delivery system.

“We believe in the long-term viability of natural gas vehicles. The current economic and infrastructure challenges associated with the adoption of Class 8 electric vehicles, existing and future emissions regulations and the environmental benefits of vehicles operating on renewable natural gas will make natural gas vehicles a practical choice for many of our customers for the foreseeable future. This joint venture will further enable us to keep customers’ trucks up and running across the country through Cummins’ and Rush Truck Centers’ broad portfolio of aftermarket solutions and robust support network throughout North America,” said Rush. The joint venture is expected to close later this year.

Financial Highlights

In the second quarter of 2021, the Company’s gross revenues totaled $1.316 billion, a 31.3% increase from gross revenues of $1.003 billion reported in the second quarter of 2020. Net income for the second quarter of 2021 was $58.0 million, or $1.00 per diluted share, compared to net income of $16.8 million, or $0.30 per diluted share, in the second quarter of 2020.

Aftermarket products and services revenues were $445.5 million in the second quarter of 2021, compared to $377.6 million in the second quarter of 2020. The Company delivered 2,954 new heavy-duty trucks, 2,825 new medium-duty commercial vehicles, 472 new light-duty commercial vehicles and 2,094 used commercial vehicles during the second quarter of 2021, compared to 1,866 new heavy-duty trucks, 2,333 new medium-duty commercial vehicles, 254 new light-duty commercial vehicles and 1,768 used commercial vehicles during the second quarter of 2020.

The Company’s lease and rental revenues increased by 7.2% in the second quarter of 2021, compared to the second quarter of 2020. Rush Truck Leasing operates 45 PacLease and Idealease franchises with more than 8,800 trucks in its lease and rental fleet and more than 1,300 trucks under contract maintenance agreements.

During the second quarter of 2021, the Company repurchased $4.2 million of its common stock pursuant to its stock repurchase plan. In addition, the Company paid a cash dividend of $10.0 million during the second quarter of 2021.

“With our continued focus on growing our business while carefully managing expenses, our balance sheet and cash position remain strong. We are proud to continue to return capital to shareholders through our dividend and share repurchase programs while continuing to invest in our long-term strategic initiatives. As always, we are grateful to our employees for their hard work and dedication to our company’s goals while supporting our customers,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday, July 21, 2020, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (Toll Free) or 914-495-8522 (Conference ID 6227189) or via the Internet at

http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2021. Listen to the audio replay until July 28, 2021, by dialing 855-859-2056 (Toll Free) or 404-537-3406 and entering the Conference ID 6227189.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2020. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$315,911	$312,048
Accounts receivable, net	160,435	172,481
Inventories, net	813,773	858,291
Prepaid expenses and other	16,161	14,906
Total current assets	1,306,280	1,357,726
Property and equipment, net	1,179,312	1,203,719
Operating lease right-of-use assets, net	62,025	60,577
Goodwill, net	292,142	292,142
Other assets, net	72,365	71,229
Total assets	$2,912,124	$2,985,393

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$470,877	$511,786
Current maturities of long-term debt	120,593	141,672
Current maturities of finance lease obligations	26,006	26,373
Current maturities of operating lease obligations	10,950	10,196
Trade accounts payable	124,124	110,728
Customer deposits	50,484	74,209
Accrued expenses	125,777	151,830
Total current liabilities	928,811	1,026,794
Long-term debt, net of current maturities	332,165	387,982
Finance lease obligations, net of current maturities	91,209	90,740
Operating lease obligations, net of current maturities	52,321	51,155
Other long-term liabilities	35,582	34,246
Deferred income taxes, net	111,837	126,439
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2021 and 2020	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 43,104,231 Class A shares and 12,560,943 Class B shares outstanding in 2021; and 42,503,925 Class A shares and 12,470,308 Class B shares outstanding in 2020	560	551
Additional paid-in capital	456,785	437,646
Treasury stock, at cost: 12,999 Class A shares and 327,824 Class B shares in 2021; and 10,335 Class A shares and 73,437 Class B shares in 2020	(13,585)	(2,879)
Retained earnings	915,003	831,850
Accumulated other comprehensive income	1,436	869
Total shareholders’ equity	1,360,199	1,268,037
Total liabilities and shareholders’ equity	$2,912,124	$2,985,393

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues
New and used commercial vehicle sales	$797,269	$559,062	$1,544,988	$1,348,616
Parts and service sales	445,526	377,553	861,263	805,531
Lease and rental	61,396	57,290	119,623	118,071
Finance and insurance	7,407	4,960	13,872	9,427
Other	4,417	3,647	8,075	7,530
Total revenue	1,316,015	1,002,512	2,547,821	2,289,175
Cost of products sold
New and used commercial vehicle sales	719,768	521,494	1,396,860	1,250,033
Parts and service sales	277,078	237,196	538,920	508,611
Lease and rental	48,387	51,491	96,445	103,699
Total cost of products sold	1,045,233	810,181	2,032,225	1,862,343
Gross profit	270,782	192,331	515,596	426,832
Selling, general and administrative expense	184,734	156,195	359,689	341,269
Depreciation and amortization expense	13,421	14,516	27,147	28,846
Gain (loss) on sale of assets	164	1,381	256	1,481
Operating income	72,791	23,001	129,016	58,198
Other income	1,746	1,720	2,665	2,961
Interest (income) expense, net	(212)	2,209	295	6,978
Income before taxes	74,749	22,512	131,386	54,181
Provision for income taxes	16,705	5,696	28,009	14,258
Net income	$58,044	$16,816	$103,377	$39,923

Earnings per common share:
Basic	$1.04	$0.31	$1.85	$0.73
Diluted	$1.00	$0.30	$1.79	$0.72

Weighted average shares outstanding:
Basic	56,009	54,436	55,819	54,581
Diluted	57,956	55,351	57,846	55,670

Dividends declared per common share	$0.18	$0.09	$0.36	$0.17

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	June 30, 2021	June 30, 2020
New heavy-duty vehicles	$434,902	$287,721
New medium-duty vehicles (including bus sales revenue)	226,231	191,760
New light-duty vehicles	21,370	11,212
Used vehicles	112,563	66,856
Other vehicles	2,203	1,513

Absorption Ratio	129.1%	110.2%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2021	June 30, 2020
Floor plan notes payable	$470,877	$724,946
Current maturities of long-term debt	120,593	177,742
Current maturities of finance lease obligations	26,006	24,223
Long-term debt, net of current maturities	332,165	408,580
Finance lease obligations, net of current maturities	91,209	82,145
Total Debt (GAAP)	1,040,850	1,417,636
Adjustments:
Debt related to lease & rental fleet	(565,556)	(633,543)
Floor plan notes payable	(470,877)	(724,946)
Adjusted Total Debt (Non-GAAP)	4,417	59,147
Adjustment:
Cash and cash equivalents	(315,911)	(215,556)
Adjusted Net Debt (Cash) (Non-GAAP)	$(311,494)	$(156,409)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2021	June 30, 2020
Net Income (GAAP)	$178,341	$102,781
Provision for income taxes	50,587	36,955
Interest expense	2,331	20,355
Depreciation and amortization	55,757	57,699
(Gain) loss on sale of assets	(627)	(1,461)
EBITDA (Non-GAAP)	286,389	216,329
Adjustments:
Interest expense associated with FPNP	(1,615)	(19,682)
Adjusted EBITDA (Non-GAAP)	$284,774	$196,647

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2021	June 30, 2020
Net cash provided by operations (GAAP)	$578,796	$871,425
Acquisition of property and equipment	(138,316)	(222,656)
Free cash flow (Non-GAAP)	440,480	648,769
Adjustments:
Payments on floor plan financing, net	(171,720)	(415,803)
Proceeds from L&RFD	90,232	154,488
Principal payments on L&RFD	(180,937)	(177,548)
Non-maintenance capital expenditures	8,127	32,143
Adjusted Free Cash Flow (Non-GAAP)	$186,182	$242,049

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2021	June 30, 2020
Total Shareholders' equity (GAAP)	$1,360,199	$1,186,560
Adjusted net debt (cash) (Non-GAAP)	(311,494)	(156,409)
Adjusted Invested Capital (Non-GAAP)	$1,048,705	$1,030,151

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.